Exhibit 23.5
Consent of Independent Registered Public Accounting Firm
We hereby consent to (i) the use of the name Netherland, Sewell & Associates, Inc., the reference to our reserves reports for Rice Drilling B LLC and Alpha Shale Resources LP, each dated February 21, 2014, and the use of information contained therein in the annual report on Form 10-K of Rice Energy Inc. (the “Company”) to be filed on or about March 21, 2014, and (ii) inclusion of our summary reports dated February 21, 2014, included in the Form 10-K to be filed on or about March 21, 2014, as Exhibit 99.1 and Exhibit 99.2.
We hereby further consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-193619, effective January 29, 2014) of such information.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas
March 21, 2014